Exhibit 5

2550 M Street NW

Washington DC 20037

(202) 457-6000

____________

Facsimile (202) 457-6315

December 10, 2004

Board of Trustees

North Penn Bank

216 Adams Avenue

Scranton, Pennsylvania 18503-1692

Re:    Registration Statement on Form SB-2

Gentlemen:

This opinion is rendered in connection with the Registration Statement on Form SB-2 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) relating to the offer and sale of up to 2,246,002 shares of common stock, par value $0.10 per share (the “Common Stock”), of North Penn Bancorp, Inc. (the “Company”), including shares to be issued to certain employee benefit plans of the Company. The Common Stock is proposed to be issued pursuant to the Plan of Reorganization and Minority Stock Issuance (the “Plan”) of North Penn Bank (the “Bank”) in connection with the Bank’s reorganization into the mutual holding company form of organization, whereby the Bank will convert to the stock form of organization and become a wholly owned subsidiary of the Company. The mutual holding company, North Penn Mutual Holding Company (in organization) (the “MHC”), will own approximately 53.9% of the shares of the Company, approximately 44.1% of the shares of the Company are to be offered and sold to the public, and 2% of the shares will be owned by North Penn Charitable Foundation (in organization). As special counsel to the Bank, the MHC and the Company, we have reviewed the articles of incorporation and bylaws of the Company, the Plan and such other legal matters as we have deemed appropriate for the purpose of rendering this opinion.

Based on and subject to the foregoing, we are of the opinion that the shares of Common Stock covered by the aforesaid Registration Statement will, when issued in accordance with the terms of the Plan against full payment therefor, be validly issued, fully paid, and non-assessable.

We assume no obligation to advise you of changes that may hereafter be brought to our attention that may affect any statement made in the foregoing paragraph after the declaration of effectiveness of the Registration Statement.

Board of Trustees

December 10, 2004

We hereby consent to the use of this opinion filed as an exhibit to the Registration Statement and as an exhibit to the Bank’s “Notice To Effect A Mutual Holding Company Reorganization” filed with the Pennsylvania Department of Banking. Additionally, we hereby consent to the reference to our firm appearing in the Company’s Prospectus, filed as part of the Registration Statement, under the heading “Legal and Tax Opinions.” We also consent to any references to our legal opinion referred to under the aforementioned headings in the Prospectus. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Patton Boggs LLP

PATTON BOGGS LLP